EXHIBIT 10.44

NOBLE ENERGY, INC.
2005 DEFERRED COMPENSATION PLAN

THIS PLAN, made and executed by NOBLE ENERGY, INC., a Delaware corporation (the “Company”),

WITNESSETH THAT:

WHEREAS, the Company has heretofore established the Noble Energy, Inc. Deferred Compensation Plan (the “Plan”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and

WHEREAS, the Company now desires to amend the Plan to separate the portion of the Plan applicable to amounts deferred and vested prior to January 1, 2005, from the portion of the Plan applicable to amounts deferred or vested after December 31, 2004, and to make certain changes designed to comply with the requirements of Internal Revenue Code section 409A;

NOW, THEREFORE, in consideration of the premises and pursuant to the provisions of Section 10.1 of the Plan, effective as of January 1, 2008, the portion of the Plan applicable to amounts deferred or vested after December 31, 2004 (which shall be known as the Noble Energy, Inc. 2005 Deferred Compensation Plan), is hereby amended by restatement in its entirety to read as follows:

ARTICLE 1

Definitions

Unless the context clearly indicates otherwise, when used in this Plan:

1.1      “Account” shall mean the account or accounts established by an Employer for a Participant pursuant to the Plan.

1.2      “Administrator” shall mean the Employee Benefits Committee or such other person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 11 of the Plan.

1.3     “Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.

1.4      “Applicable Employer” shall mean the Employer that employs or last employed a Participant.

1.5      “Base Salary” shall mean the annual base salary payable to a Participant by an Employer or Affiliated Company excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plan sponsored by an Employer or Affiliated Company.

1.6      “Beneficiary” shall mean the person(s) or entity designated as such in accordance with Article 10 of the Plan.

1.7     “Bonus” shall mean amounts paid to the Participant by an Employer or Affiliated Company under the Company’s Short Term Incentive Plan or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plan sponsored by an Employer or Affiliated Company.

1.8      A “Change in Control” shall be deemed to have occurred if:

  (a)    individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

  (b)    the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

  (c)    the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

  (d)    any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (1) the then outstanding shares of common stock, par value $3.33-1/3 per share, of the Company (“Common Stock”) or (2) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (d) of this Section 1.8 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes subparagraph (d) of this Section 1.8.

1.9      “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10    “Company” shall mean Noble Energy, Inc., a Delaware corporation.

1.11    “Compensation Committee” shall mean the Compensation, Benefits and Stock Option Committee of the Board of Directors of the Company.

1.12    “Crediting Rate” shall mean an effective annual yield equal to the greater of (i) 125% of the 120-month rolling average of 10-year Treasury Notes, or (ii) the 120-month rolling average of the prime rate as published in The Wall Street Journal on the first business day of each month.  The Crediting Rate shall be determined annually by the Administrator as of the September preceding the beginning of the Plan Year to which such rate shall apply and shall be compounded monthly.

1.13    “Disability” shall mean, with respect to a Participant, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of an Employer or Affiliated Company.

1.14    “Election Period” shall mean, with respect to a Plan Year, the period prior to the beginning of such year that is specified by the Administrator for the making of deferral elections for such year pursuant to the provisions of Article 2 of the Plan.  The term “Election Period” shall also include the 30-day election period provided for under Section 2.3 of the Plan.

1.15    “Eligible Employee” shall mean, with respect to a Plan Year, the Chief Executive Officer of the Company and any other employee of  an Employer who has been designated by the Chief Executive Officer as an Eligible Employee for such year for the purposes of this Plan.

1.16    “Employer” shall include the Company and any Affiliated Company that has adopted both the Qualified Plan and this Plan.

1.17    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.18    “Financial Hardship” shall mean a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)), the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant that cannot be relieved (i) through reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would not cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.  A financial need arising from a foreseeable event such as the purchase of a home or the payment of education expenses for children shall not be considered to be a Financial Hardship.

1.19    “Participant” shall mean an employee or former employee of an Employer for whom an Account is being maintained under the Plan.

1.20    “Participant Election Form” shall mean the form or forms prescribed by the Administrator which, when completed and submitted by a Participant to the Administrator in accordance with the provisions of the Plan, constitute a written agreement to make a deferral and elect a form of distribution under the Plan.  The Participant Election Form may take the form of one or more electronic communications in accordance with such procedures as may be prescribed by the Administrator.

1.21    “Plan” shall mean this Noble Energy, Inc. 2005 Deferred Compensation Plan as in effect from time to time.

1.22    “Plan Year” shall mean the calendar year.

1.23    “Qualified Plan” shall mean the Noble Energy, Inc. Thrift and Profit Sharing Plan as amended from time to time.

1.24    “Retirement” shall mean, with respect to a Participant, such Participant’s Separation from Service on or after his or her Retirement Eligibility Date for any reason other than Disability or death.

1.25    “Retirement Eligibility Date” shall mean, with respect to a Participant, the earlier of (i) the date on which such Participant attains age sixty-five (65), or (ii) the date on which such Participant has both attained age fifty-five (55) and completed at least five (5) Years of Service.

1.26    “Scheduled Withdrawal” shall mean a distribution elected by a Participant pursuant to Article 7 of the Plan.

1.27    “Separation from Service” shall mean, with respect to a Participant, such Participant’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company.  An employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

1.28    “Settlement Date” shall mean the date on which a lump sum payment will be made, or the date on which an installment distribution will commence being made, to or with respect to a Participant.  A Participant’s Settlement Date shall be (i) for a benefit payable from such Participant’s Participant Deferral Account or Employer Matching Contribution Account upon his or her Retirement or Disability, the date such benefit is to be paid or commence being paid under the election made by such Participant on his or her Participant Election Form in effect with respect to the Plan, and (ii) for all benefit distributions to be made in connection with a Participant’s Separation from Service that are not described in the immediately preceding clause (i), the date determined by the Committee that is no later than ninety (90) days after such Separation from Service; provided, however, that the Settlement Date that would otherwise apply with respect to a benefit to be paid to a Participant who is a Specified Employee shall be postponed to the earlier of (i) the first business day that is six (6) months after the date of his or her Separation from Service, or (ii) a date determined by the Committee that is no later than ninety (90) days after the date of such Participant’s death following his or her Separation from Service.

1.29    “Specified Employee” shall mean a Participant who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder.  Each Specified Employee will be identified by the Compensation Committee as of each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Compensation Committee shall determine in its discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

1.30    “Statutory Limitations” shall mean the annual addition, contribution and compensation limitations applicable to plans qualified under Code section 401(a).

1.31    “Valuation Date” shall mean the date specified by the Administrator that is no more than sixty (60) days preceding the date a payment is to be made pursuant to the Plan.

1.32    “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with an Employer or Affiliated Company, beginning on the date the Participant first began service with an Employer or Affiliated Company, and counting each anniversary thereof.  Transfers of employment between and among Employers and Affiliated Companies shall not be an interruption of continuous employment with an Employer or Affiliated Company for the purposes of this Plan.

ARTICLE 2

Participation

2.1     Participants.  Each Eligible Employee shall become a Participant in this Plan upon electing to make a Base Salary or Bonus deferral pursuant to Section 2.2 of the Plan.  In addition, if the amount of the Employer profit sharing contribution for a Plan Year that would have been made to the Qualified Plan for an employee of an Employer who is not an Eligible Employee is less than the amount that such contribution would have been if the Qualified Plan had been administered without regard to the Statutory Limitations, such employee shall become a Participant (but not an Eligible Employee) in this Plan as of the last day of such year.

2.2     Elective Deferrals.  Subject to such conditions, limitations and procedures as the Administrator may prescribe from time to time for the purposes of the Plan, during the Election Period for a Plan Year an Eligible Employee may elect to have the payment of (i) any whole percentage up to fifty percent (50%) of the Base Salary otherwise payable to the Eligible Employee for services performed during such year, and (ii) any whole percentage up to one hundred percent (100%) of the Bonus otherwise payable to such Eligible Employee for services performed during such year, deferred for future payment in accordance with the provisions of the Plan.  An election made during an Election Period pursuant to this Section 2.2 (i) shall be made in such written or electronic form as may be prescribed by the Administrator, (ii) may be revoked or otherwise changed during  such Election Period, and (iii) shall be irrevocable after the end of such Election Period.  If a Participant ceases to be an Eligible Employee during a Plan Year, such Participant shall continue to be a Participant in the Plan and  his or her Base Salary and/or Bonus deferral elections for such Plan Year shall remain in effect for the remainder of such year (including with respect to any Base Salary and/or Bonus otherwise payable by an Affiliated Company for the remainder of such year), but such Participant may not make additional deferrals under the Plan after the end of such year unless the Participant again becomes an Eligible Employee.

2.3     Participant Election Forms.  In order to make a deferral for a Plan Year, an Eligible Employee must submit a Participant Election Form to the Administrator during the Election Period applicable to such year.  Such Participant Election Form shall specify the percentage of Base Salary and/or Bonus to be deferred for such year and the time and form of payment for any Scheduled Withdrawal to be made with respect to the Base Salary and/or Bonus amounts to be deferred for such year.  Such Participant Election Form shall also specify the time and form of payment for the Participant’s Retirement benefit under the Plan if such time and form of payment have not already been specified for the purposes of the Plan (in which event, such time and form of payment can only be changed in accordance with the provisions of Section 4.1 of the Plan).  If an individual who is not already a Participant becomes an Eligible Employee for the first time during a Plan Year, such Eligible Employee may make the elections referred to in Section 2.2 of the Plan within thirty (30) days after the date he or she first becomes an Eligible Employee; provided, however, that the Base Salary and/or Bonus deferral elections so made shall be irrevocable after the end of said 30-day period and shall apply only to the Base Salary and/or Bonus amounts otherwise payable to such Eligible Employee for services performed after the end of said 30-day period.  A Participant shall be required to submit a new Participant Election Form on a timely basis in order to defer a percentage of Bonus or to change his or her deferral election with respect to Base Salary for a subsequent Plan Year.  If no Participant Election Form is filed during the Election Period for such subsequent year, the Participant’s election regarding deferral of Base Salary for the immediately preceding Plan Year shall continue in force for such subsequent year.  However, no election regarding Bonus shall be applied to a subsequent Plan Year.

ARTICLE 3

Accounts

3.1     Participant Deferral Accounts.  Solely for recordkeeping purposes one or more Participant Deferral Accounts (segregated based on form and time of payment) shall be maintained for each Participant and shall be credited with the deferrals made by such Participant pursuant to Section 2.2 of the Plan.  Amounts credited to a Participant’s Participant Deferral Account shall be fully vested at all times and shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to the Account through the Valuation Date.

3.2     Employer Matching Contribution Accounts.  For each Plan Year in which a Participant makes a deferral pursuant to Section 2.2 of the Plan and makes either (i) the maximum amount elective deferrals to the Qualified Plan permitted under Code section 402(g), or (ii) the maximum amount elective contributions to the Qualified Plan permitted under the terms of the Qualified Plan, such Participant’s Employer Matching Contribution Account shall be credited with an amount equal to the amount by which (i) the amount of Employer matching contributions that would have been made to the Qualified Plan for such Participant for such year if the deferrals made by such Participant for such year pursuant to Section 2.2 of the Plan had been contributed to the Qualified Plan and the Qualified Plan was administered without regard to the Statutory Limitations, exceeds (ii) the amount of Employer matching contributions, if any, actually credited or to be credited to such Participant under the Qualified Plan for such Plan Year.  The amount to be credited to a Participant’s Employer Matching Contribution Account for a Plan Year shall be credited to such Account as of the last day of such year.  Amounts credited to a Participant’s Employer Matching Contribution Account shall vest at the same time and under the same conditions as such amounts would have vested under the Qualified Plan had such contributions been made to the Qualified Plan, and shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to such Account through the Valuation Date.  Notwithstanding the foregoing, upon a Change in Control, all amounts credited to a Participant’s Employer Matching Contribution Account (including notional earnings thereon) shall be fully vested.

3.3     Employer Profit Sharing Contribution Accounts.  For each Plan Year for which an Employer makes a profit sharing contribution to the Qualified Plan for a Participant, such Participant’s Employer Profit Sharing Contribution Account shall be credited with an amount equal to the amount by which (i) the amount of the Employer profit sharing contribution that would have been made to the Qualified Plan for such Participant for such year if the Qualified Plan had been administered without regard to the Statutory Limitations, exceeds (ii) the amount of the Employer profit sharing contribution actually credited or to be credited to such Participant under Qualified Plan for such year.  The amount to be credited to a Participant’s Employer Profit Sharing Contribution Account for a Plan Year shall be credited to such Account as of the last day of such year.  Amounts credited to a Participant’s Employer Profit Sharing Contribution Account shall vest at the same time and under the same conditions as such amounts would have vested under the Qualified Plan had such contributions been made to the Qualified Plan, and shall be deemed to be credited with notional earnings at the Crediting Rate from the date credited to such Account through the Valuation Date.  Notwithstanding the foregoing, upon a Change of Control, all amounts credited to a Participant’s Employer Profit Sharing Contribution Account (including notional earnings thereon) shall be fully vested.

3.4     Statement of Accounts.  The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balances as of the end of each year.

ARTICLE 4

Benefits

4.1     Retirement Benefit.  In the event of the Participant’s Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Accounts credited with notional earnings as provided in Article 3 of the Plan through the Valuation Date.  The benefit payable under this Section 4.1 from a Participant’s Employer Profit Sharing Contribution Account shall be paid to such Participant in the form of a single lump sum payment on his or her Settlement Date.  The benefit payable pursuant to this Section 4.1 from a Participant’s Participant Deferral Account or Employer Matching Contribution Account (i) shall be paid to such Participant in the form of a single lump sum payment, or in the form of annual installments over a period of not more than fifteen (15) years, as elected by such Participant in his or her Participant Election Form in effect with respect to the Plan, and (ii) shall be paid or commence being paid, as the case may be, on such Participant’s Settlement Date.  For the purposes of this Section 4.1, a distribution election (and any subsequent change with respect to the form or time of payment of a benefit pursuant to this Section 4.1) shall be made by a Participant on his or her Participant Election Form; provided, however, that except for a transition period election made on or before December 31, 2008 pursuant to Section 4.3 of the Plan, once a distribution election has been made by a Participant, no subsequent change with respect to an elected time or form of payment to be made pursuant to this Section 4.1 shall become effective for the purposes of the Plan (i) until a date that is at least twelve (12) months after the date of the filing of such change, (ii) unless the date for the payment or commencement of payments being changed is at least five (5) years after the date as of which such Participant’s benefit would otherwise have been paid or commenced being paid under this Section 4.1 in the absence of such change, and (iii) unless such change is filed with or as directed by the Administrator not less than twelve (12) months before the date the payment being changed is scheduled to be paid or commence being paid.

4.2     Termination Benefit.  Upon a Participant’s Separation from Service for a reason other than Retirement, Disability or death, the Applicable Employer shall pay to the Participant a termination benefit equal to the total vested balance of the Participant’s Accounts credited with notional earnings as provided in Article 3 of the Plan through the Valuation Date.  Such termination benefit shall be paid in a single lump sum payment on the Participant’s Settlement Date.  Any amount credited to a Participant’s Employer Matching Contribution Account or Employer Profit Sharing Contribution Account that is not vested at the time of such Participant’s Separation from Service shall be forfeited by such Participant.

4.3     409A Transition Period Election.  Subject to such conditions, limitations and procedures as the Administrator may prescribe, on or before December 31, 2008, a Participant may make new distribution elections with respect to the time and/or the form for the payment of his or her benefits under the Plan, provided that each such election complies with the transition relief requirements for changing a payment election as promulgated by the Internal Revenue Service in Notice 2007-86 (or in any other applicable guidance issued by the Internal Revenue Service).

ARTICLE 5

Death Benefits

5.1     Survivor Benefit Before Settlement Date.  If a Participant dies prior to his or her Settlement Date, the Applicable Employer shall pay to the Participant’s Beneficiary a death benefit equal to the total balance of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 of the Plan through the Valuation Date.  Such death benefit shall be paid in a single lump sum payment on the Participant’s Settlement Date.

5.2     Survivor Benefit After Settlement Date.  If a Participant dies on or after his or her Settlement Date, any remaining benefits that would have been payable under the Plan to such Participant if living shall be paid by the Applicable Employer to the Participant’s Beneficiary at the same time and in the same manner as such benefits would have been paid to the Participant if living.

ARTICLE 6

Disability

6.1     Disability.  Upon a Participant’s Separation from Service by reason of Disability, the amounts credited to such Participant’s Accounts shall be distributed in the form and at the time applicable to a benefit payable under the provisions of Section 4.1 of the Plan.

ARTICLE 7

Scheduled Withdrawal

7.1     Election.  A Participant may make an irrevocable election on his or her Participant Election Form at the time of making an election to defer Base Salary or Bonus to take a Scheduled Withdrawal from an Account to be established for such Participant for such purpose, including any earnings credited thereon.  Such Participant may elect to receive the Scheduled Withdrawal in any Plan Year that begins at least two (2) years after the end of the Election Period in which such Scheduled Withdrawal is elected, and may elect to have the Scheduled Withdrawal distributed over a period of up to four (4) years.  The Participant may irrevocably elect to make additional deferrals into such Scheduled Withdrawal Account in subsequent Participant Election Forms that are effective for Plan Years before the Plan Year in which the Scheduled Withdrawal is to be made or commence being made, but may not elect another Scheduled Withdrawal date or establish another Scheduled Withdrawal Account until all of the amounts in the existing Scheduled Withdrawal Account have been paid out.  No Scheduled Withdrawal shall be available from an Employer Matching Contribution Account or an Employer Profit Sharing Contribution Account.

7.2     Maximum Scheduled Withdrawal.  A Participant shall be entitled to elect a Scheduled Withdrawal of any whole percentage up to one hundred percent (100%) of the relevant deferral credited with notional earnings as provided in Article 3 of the Plan through the Valuation Date.

7.3     Timing of Scheduled Withdrawal.  A Participant’s Scheduled Withdrawal shall be paid by the Applicable Employer to such Participant in the form elected beginning on the last day of January of the Plan Year elected by such Participant in his or her Participant Election Form unless such date is preceded by such Participant’s Separation from Service.  In the event of a Participant’s Separation from Service prior to the date elected for the Scheduled Withdrawal, the distribution of the remaining amount credited to such Participant’s Scheduled Withdrawal Account shall be paid to or with respect to such Participant in a single lump sum payment on the Participant’s Settlement Date.

ARTICLE 8

Financial Hardship

8.1     Financial Hardship.  If the Administrator determines that a Participant has incurred a Financial Hardship during a Plan Year, or if a Participant receives a hardship distribution from the Qualified Plan during a Plan Year, the Administrator shall cancel the remaining portion of any Base Salary and Bonus deferral elections made by such Participant under the Plan for such year.  In addition, if the Administrator determines that a Participant has incurred a Financial Hardship, the Administrator in its sole discretion may distribute to such Participant from his or her vested Accounts the amount reasonably necessary to satisfy the Financial Hardship need (which amount may include the amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution).  The determination of the amount reasonably necessary to satisfy the Financial Hardship need shall take into account any additional compensation that is available to the Participant from any cancellation of his or her deferral elections under the Plan.  If a Participant’s deferral elections under the Plan are canceled or a Participant receives a Financial Hardship distribution pursuant to the provisions of this Section, such Participant shall not be allowed to make a new deferral election under the Plan until the Election Period for the second Plan Year that begins after the date of such cancellation.  No distribution shall be made to a Participant pursuant to this Section unless (i) such Participant’s Financial Hardship is an “unforeseeable emergency” within the meaning of Treas. Reg. section 1.409A-3(i)(3), and (ii) such Participant requests such a distribution in writing and provides to the Administrator with such information and documentation with respect to his or her Financial Hardship as may be requested by the Administrator.

ARTICLE 9

Amendment and Termination of Plan

9.1     Amendment or Termination of Plan.  At any time prior to a Change in Control, the Board of Directors of the Company may amend or terminate the Plan, provided, however, that without the prior written consent of such Participant (or, if deceased, his or her Beneficiary), (i) no such amendment shall reduce the Crediting Rate applicable to a Participant’s Account balance or installment distribution, (ii) no such amendment or termination may reduce or further defer the payment of a Participant’s Account balance or installment distribution, and (iii) no such amendment or termination shall accelerate the time for the payment of a Participant’s Account Balance or installment distribution in a manner that subjects such benefit to the tax imposed under Code section 409A.  During the twenty-four (24) month period following a Change in Control, no amendment or termination of the Plan shall become effective with respect to a Participant or Beneficiary of a deceased Participant without the prior written consent of such Participant or Beneficiary.  After the twenty-four (24) month period following a Change in Control, the Board of Directors of the Company shall have the same right to amend or terminate the Plan as such Board had prior to such Change in Control.

ARTICLE 10

Beneficiaries

10.1     Beneficiary Designation.  A Participant shall have the right at any time to designate any individual or individuals as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  A Participant’s Beneficiary designation shall be effective when submitted to the Administrator during the Participant’s lifetime in such form and in accordance with such procedures as may be prescribed by the Administrator.

10.2     Revision of Designation.  A Participant's submission of a new Beneficiary designation shall cancel all prior Beneficiary designations made by such Participant.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the former spouse was not designated as Beneficiary and unless in the case of marriage such Participant's new spouse has been designated as Beneficiary.

10.3     Successor Beneficiary.  If the primary Beneficiary of a deceased Participant dies prior to complete distribution of the benefits otherwise distributable to him or her under the provisions of the Plan, the remaining benefits payable with respect to such deceased Participant shall be distributed to such Participant’s contingent Beneficiary when otherwise due under the provisions of the Plan.

10.4     Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the deceased Participant’s Account balances, then the remaining balances shall be distributed to such Participant’s estate when otherwise due under the Plan.

ARTICLE 11

Administration/Claims Procedures

11.1    Administration.  The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion to (i) interpret the Plan, (ii) decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations and determinations of the Administrator with respect to Plan matters shall be final, conclusive and binding on all persons affected thereby.  No person or member of any committee acting as the Administrator shall be liable for any determination, decision or action made or taken in good faith with respect to the Plan.

11.2    Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrator.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right to bring an action following an adverse determination on review).

11.3    Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

ARTICLE 12

Conditions Related to Benefits

12.1    Nature of Plan and Rights.  This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers.  The Accounts established and maintained under this Plan by an Employer are for its accounting purposes only, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, Beneficiary or estate.  The amounts credited to Accounts maintained under this Plan by an Employer are and for all purposes shall continue to be a part of the general liabilities of such Employer, and to the extent that a Participant, Beneficiary or estate acquires a right to receive a payment from an Employer pursuant to this Plan, (i) such right shall be no greater than the right of any unsecured general creditor of such Employer, and (ii) such Participant, Beneficiary or estate shall have no claim against or right to receive any payment hereunder from any other Employer.

12.2    Spendthrift Provision.  No Account balance or other right or interest under the Plan of a Participant, Beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Code section 414(p)), and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, Beneficiary or estate.

12.3    Protective Provisions.  The Participant shall cooperate with the Applicable Employer by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator.

12.4    Withholding.  A Participant or Beneficiary shall make appropriate arrangements with the Applicable Employer for satisfaction of any federal, state or local income, employment or other tax withholding requirements applicable to the payment of benefits under the Plan.  If no other arrangements are made, the Applicable Employer may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of Plan benefits or other amounts payable to the Participant or Beneficiary.

ARTICLE 13

Miscellaneous

13.1    Successors of the Company.  The rights and obligations of an Applicable Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of such Applicable Employer.

13.2    Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with any Employer.

13.3    Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

13.4    Captions.  The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.5    Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

13.6    Waiver of Breach.  The waiver by an Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

13.7    Notice.  Any notice required or permitted to be given under the Plan to an Employer, the Administrator or a Participant or Beneficiary shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, (i) in the case of an Employer, to the principal office of such Employer, (ii) in the case of the Administrator, to the principal office of the Company, directed to the attention of the Administrator, and (iii) in the case of a Participant or Beneficiary, to the last known address of the Participant or Beneficiary as indicated on the records of the Administrator.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices may also be given by electronic means in accordance with procedures established by the Administrator.

13.8    Errors in Benefit Statement or Distributions.  In the event an error is made in a Plan benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered.  In the event of an error in a distribution, the error shall be corrected at such time and in such manner as the Applicable Employer shall determine in its sole discretion.  If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Applicable Employer in its sole discretion may offset other amounts payable to the Participant (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment.

13.9    Special Distributions.  Any provision of this Plan to the contrary notwithstanding, the Administrator in its absolute discretion may direct an Employer to accelerate the time for the making of a payment under this Plan to or with respect to a Participant to the extent that such acceleration is a permitted exception under Treas. Reg. section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject such accelerated payment to the tax imposed by Code section 409A.

13.10         Compliance with Code Section 409A.  The compensation payable by an Employer to or with respect to a Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Code section 409A, and the Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.

13.11         Applicable Law.  The Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by ERISA or other applicable federal law.

13.12         Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under Article 11 of the Plan shall be settled by arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

13.3    Administrator Release and Indemnity.  The Employers (i) hereby release each person or member of a committee acting as the Administrator from any claim, cost, expense (including reasonable attorneys’ fees and other expenses of defense), judgment, loss or liability (including any amount paid in settlement of a claim with the approval of the Company) incurred by an Employer, and (ii) shall joint and severally indemnify and hold each person or member of a committee acting as the Administrator harmless from and against any claim, cost, expense (including reasonable attorneys’ fees and other expenses of defense), judgment, loss or liability (including any amount paid in settlement of a claim with the approval of the Company) incurred by such person or committee member, that arises out of or results from any act or omission to act (including a negligent act or omission to act) by such person or committee member relating to the performance of his or her duties under the Plan, excluding, however, any such claim, cost, expense, judgment, loss or liability that arises out of or results from his or her willful misconduct or failure to act in good faith.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 18th day of December, 2007, to be effective as of January 1, 2008.

NOBLE ENERGY, INC.

By:	/s/ Charles D. Davidson
Name: Charles D. Davidson
Title: President and Chief Executive Officer